EXHIBIT 99.1

Patriot Reports 2020 Year end Results

STAMFORD, Conn., April 02, 2021 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced a net loss of $1.4 million, or $0.35 basic and diluted loss per share for the quarter ended December 31, 2020, compared to a net loss of $87 thousand reported in the third quarter of 2020. The net loss for the year ended December 31, 2020 was $3.8 million, or $0.97 per fully diluted share, as compared to a net loss of $2.8 million, or $0.72 per fully diluted shares in the fiscal year 2019. The Bank’s loan loss provision on a year over year basis is down $2.8 million, or 56.3% to $2.2 million for the twelve months ended December 31, 2020.

During the fourth quarter, Patriot recorded a $1.9 million charge associated with the establishment of a valuation allowance on its deferred tax assets and charges relating to a previous acquisition in the amount of $834 thousand. The income tax provision in the fourth quarter of 2020 was also impacted by a benefit for income taxes of $1.1 million due to reversal of an uncertain tax position.

During the COVID-19 pandemic, Patriot has kept all branches open while at the same time leveraging its non-contact ATM’s and Live Banker ATMs. Patriot continues to optimize on-line banking services and expand customer call center staffing. The investments to enhance the digital platform and the customer service experience have been well tested during 2020 and the global pandemic. Patriot’s mobile deposits were up 124% and use of its mobile app banking was up 25%.

Throughout 2020 the Bank provided CARES Act payment relief on approximately $232.4 million of loans. A significant percentage of the loans deferred as a result of the CARES Act have now resumed normal payments. The balance of loans remaining on deferral in conjunction with the CARES Act had declined to $52.6 million at December 31, 2020 and subsequently declined to $37.8 million at March 30, 2021.

Patriot President & CEO Robert Russell stated: “The Bank is fortunate to have committed and dedicated employees who are resilient and resourceful. The Bank, thanks to efforts of its staff, focused on service and process improvements throughout a very challenging year. We continue to observe positive improvements related to loans previously on deferral, net interest margin and noninterest expense. The leadership team continues to evaluate and upgrade its staff and processes as evidenced by its recent upgrade to its SBA staff.” Mr. Russell added: “We believe the changes that have been implemented and a culture of accountability position the Bank for a strong 2021 and beyond. We remain focused on the delivery of excellent customer service with products that support our communities.”

Financial Results:

As of December 31, 2020, total assets were $880.7 million compared to $979.8 million as of December 31, 2019. Net loans totaled $719.6 million versus $802.0 million as of December 31, 2019. Total deposits were $685.7 million and $769.5 million at December 31, 2020 and 2019, respectively.

The change in loans and total assets represents the intentional resizing of the Bank’s balance sheet as the current economic uncertainties associated with the COVID-19 pandemic are assessed. The Company continues to originate loans, but at a slower pace than in the past, and has seen loan maturities and loan payoffs outpace loan originations during the year ended December 31, 2020.

The Bank remains focused on its cost of funds and funding sources. The overall decline in deposits of $83.9 million was the result of a planned decline in higher cost brokered deposits of $188.6 million partially offset by an increase in core and prepaid deposits in the amount of $104.7 million.

These balance sheet changes have significantly strengthened the Bank’s capital ratios and at the same time improved its net interest margin. These foundational changes position Patriot for a return to profitability in 2021 as margins are expected to continue to improve and the slowdown in business activity is expected to gradually rebound from the impact of the pandemic and return to more normalized levels.

Year-to-date December 31, 2020 net interest income was $24.2 million and declined $1.3 million, or 5.0% from year-to-date December 31, 2019. Net interest income for the fourth quarters of 2020 and 2019 was unchanged at $6.2 million for the respective periods. Net interest margin showed strong improvement as a lower cost of funds resulted in a 2.93% margin in the fourth quarter of 2020 compared with 2.65% for the fourth quarter of 2019.

Compared to the prior year, net interest income was negatively impacted by a lower average loan balance, and an increase in the rate paid on FHLB borrowings associated with the conversion of certain borrowings from a low variable teaser rate to higher fixed rate. Overall, net interest income reflects the impact of lower market rates connected to the COVID-19 pandemic.

Patriot recorded a provision for loan losses of $2.2 million and $5.0 million for the years ended December 31, 2020 and 2019, respectively. The year over year decline represents a decline of 56% compared to the year-to-date December 31, 2019. The decrease in provision for loan loss for the year ended 2020 was attributable to a reduced loan portfolio in 2020, stronger governance around credit administration and oversight of nonperforming assets. In addition, the 2019 provision included the impact of a single commercial loan charge-off as previously reported.

The Allowance for Loan Losses at December 31, 2020 totaled 1.45% of total loans compared with 1.25% at December 31, 2019. The increase in the Allowance as a percent of loans in 2020 compared to 2019, reflects additional provisions associated with the estimated impact of the COVID-19 pandemic on the economy and local business community in 2020 and a slightly lower loan portfolio.

Noninterest income was $2.0 million and $2.5 million for the years ended December 31, 2020 and 2019, respectively representing a decline of 20%. The decrease in noninterest income for the year-to-date period was due largely to reduced deposit fees and charges of $171 thousand and lower levels of gains on sales of SBA loans of $325 thousand associated with delays in executing the sale of those loans in 2020.

Noninterest expense for the year ended December 31, 2020 was $28.1 million versus $26.7 million representing an increase of 5% from a year earlier. The increase was primarily due to higher project expenses and a non-cash intangible write-off aggregating $834 thousand relating to a prior period acquisition, and higher salaries and benefits costs.

The income tax benefit was $337 thousand for 2020 and reflects the establishment of a valuation allowance partially offsetting a reversal of a prior tax reserve as noted previously. The tax benefit recorded in 2019 was $899 thousand.

As of December 31, 2020, shareholders’ equity was $63.2 million, compared with $67.0 million at December 31, 2019. Patriot’s book value per share was $16.03 at December 31, 2020, compared with $17.04 at December 31, 2019. The Bank’s capital ratios continue to be strong, maintaining its “well capitalized” regulatory status. As of December 31, 2020, the Bank’s Tier 1 leverage ratio was 9.80%, Tier 1 risk-based capital ratio was 11.25% and total risk-based capital ratio was 12.50%.

Patriot Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Stamford, Connecticut, Florida, Georgia, Ohio, along with a Rhode Island operations center.

About the Company:
Founded in 1994, and now celebrating its 26th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995:
Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to: (1) changes in prevailing interest rates which would affect the interest earned on the Company’s interest earning assets and the interest paid on its interest bearing liabilities; (2) the timing of re-pricing of the Company’s interest earning assets and interest bearing liabilities; (3) the effect of changes in governmental monetary policy; (4) the effect of changes in regulations applicable to the Company and the Bank and the conduct of its business; (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks; (6) the ability of competitors that are larger than the Company to provide products and services which it is impracticable for the Company to provide; (7) the state of the economy and real estate values in the Company’s market areas, and the consequent effect on the quality of the Company’s loans; (8) demand for loans and deposits in our market area; (9) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company; (10) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company; (11) the application of generally accepted accounting principles, consistently applied; (12) the fact that one period of reported results may not be indicative of future periods; (13) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in the Company’s other filings with the Securities and Exchange Commission (the “SEC”); (14) political, social, legal and economic instability, civil unrest, war, catastrophic events, acts of terrorism; (15) widespread outbreaks of infectious diseases, including the ongoing novel coronavirus (COVID-19) outbreak; (16) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (17) our ability to access cost-effective funding; (18) our ability to implement and change our business strategies; (19) changes in the quality or composition of our loan or investment portfolios; (20) technological changes that may be more difficult or expensive than expected; (21) our ability to manage market risk, credit risk and operational risk in the current economic environment; (22) our ability to enter new markets successfully and capitalize on growth opportunities; (23) changes in consumer spending, borrowing and savings habits; (24) our ability to retain key employees; and (25) our compensation expense associated with equity allocated or awarded to our employees.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019

Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$3,006	$3,231	$2,693
Interest bearing deposits	31,630	46,405	36,711
Total cash and cash equivalents	34,636	49,636	39,404
Investment securities:
Available-for-sale securities, at fair value	49,262	47,823	48,317
Other investments, at cost	4,450	4,450	4,450
Total investment securities	53,712	52,273	52,767

Federal Reserve Bank stock, at cost	2,783	2,783	2,897
Federal Home Loan Bank stock, at cost	4,503	4,503	4,477

Gross loans receivable	730,180	751,298	812,164
Allowance for loan losses	(10,584)	(11,171)	(10,115)
Net loans receivable	719,596	740,127	802,049

SBA loans held for sale	1,217	6,824	15,282
Accrued interest and dividends receivable	6,620	6,834	3,603
Premises and equipment, net	33,423	33,632	34,568
Other real estate owned	1,906	1,954	2,400
Deferred tax asset, net	11,496	12,066	11,133
Goodwill	1,107	1,107	1,107
Core deposit intangible, net	343	567	623
Other assets	9,387	10,623	9,526
Total assets	$880,729	$922,929	$979,836

Liabilities
Deposits:
Noninterest bearing deposits	$158,676	$161,871	$88,135
Interest bearing deposits	526,980	565,560	681,400
Total deposits	685,656	727,431	769,535

Federal Home Loan Bank and correspondent bank borrowings	90,000	90,000	100,000
Senior notes, net	11,927	11,909	11,853
Subordinated debt, net	9,782	9,774	9,752
Junior subordinated debt owed to unconsolidated trust, net	8,110	8,108	8,102
Note payable	994	1,044	1,193
Advances from borrowers for taxes and insurance	3,786	2,492	3,681
Accrued expenses and other liabilities	7,255	7,634	8,726
Total liabilities	817,510	858,392	912,842

Commitments and Contingencies	-	-	-

Shareholders' equity
Preferred stock	-	-	-
Common stock	106,329	106,293	106,170
Accumulated deficit	(42,592)	(41,210)	(38,773)
Accumulated other comprehensive loss	(518)	(546)	(403)
Total shareholders' equity	63,219	64,537	66,994

Total liabilities and shareholders' equity	$880,729	$922,929	$979,836

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Year Ended
(In thousands, except per share amounts)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Interest and Dividend Income
Interest and fees on loans	$8,113	$8,578	$10,223	$35,835	$40,568
Interest on investment securities	326	340	460	1,460	1,667
Dividends on investment securities	86	85	109	399	453
Other interest income	22	28	161	209	956
Total interest and dividend income	8,547	9,031	10,953	37,903	43,644

Interest Expense
Interest on deposits	1,134	2,028	3,533	9,154	13,985
Interest on Federal Home Loan Bank borrowings	708	628	708	2,671	2,175
Interest on senior debt	229	229	229	915	915
Interest on subordinated debt	235	235	273	991	1,118
Interest on note payable and other	4	5	5	19	25
Total interest expense	2,310	3,125	4,748	13,750	18,218

Net interest income	6,237	5,906	6,205	24,153	25,426

Provision for loan losses	371	85	1,769	2,170	4,971

Net interest income after provision for loan losses	5,866	5,821	4,436	21,983	20,455

Non-interest Income
Loan application, inspection and processing fees	76	54	39	223	113
Deposit fees and service charges	68	73	126	321	492
Gains on sale of loans	102	380	27	566	891
Rental income	130	131	130	523	589
Other income	89	66	86	346	398
Total non-interest income	465	704	408	1,979	2,483

Non-interest Expense
Salaries and benefits	3,357	3,460	3,409	14,323	13,681
Occupancy and equipment expenses	833	810	923	3,513	3,521
Data processing expenses	377	433	375	1,571	1,463
Professional and other outside services	691	627	777	2,828	3,010
Project expenses, net	664	6	188	818	465
Advertising and promotional expenses	77	107	125	454	380
Loan administration and processing expenses	39	75	54	174	155
Regulatory assessments	318	355	371	1,477	1,233
Insurance expenses	70	67	(24)	285	136
Communications, stationary and supplies	105	118	135	476	518
Other operating expenses	708	560	466	2,199	2,092
Total non-interest expense	7,239	6,618	6,799	28,118	26,654

Loss before income taxes	(908)	(93)	(1,955)	(4,156)	(3,716)

Provision (benefit) for income taxes	474	(6)	(443)	(337)	(899)
Net loss	$(1,382)	$(87)	$(1,512)	$(3,819)	$(2,817)

Basic loss per share	$(0.35)	$(0.02)	$(0.39)	$(0.97)	$(0.72)
Diluted loss per share	$(0.35)	$(0.02)	$(0.39)	$(0.97)	$(0.72)

FINANCIAL RATIOS AND OTHER DATA

	Three Months Ended			Year Ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Quarterly Performance Data:

Net (loss) income	$(1,382)	$(87)	$(1,512)	$(3,819)	$(2,817)
Return on Average Assets	-0.61%	-0.04%	-0.61%	-0.40%	-0.15%
Return on Average Equity	-8.41%	-0.53%	-8.74%	-5.82%	-2.03%
Net Interest Margin	2.93%	2.61%	2.65%	2.68%	1.40%
Efficiency Ratio	108.04%	100.12%	102.80%	107.60%	95.51%
Efficiency Ratio excluding project costs	98.58%	100.03%	99.95%	104.59%	93.84%
% increase loans	-2.81%	-5.20%	1.48%	-10.09%	4.07%
% increase deposits	-5.74%	-7.11%	0.98%	-10.90%	3.53%

Asset Quality:
Nonaccrual loans	$20,005	$20,440	$18,049	$20,005	$18,049
Other real estate owned	$1,906	$1,954	$2,400	$1,906	$2,400
Total nonperforming assets	$21,911	$22,394	$20,449	$21,911	$20,449

Nonaccrual loans / loans	2.74%	2.72%	2.22%	2.74%	2.22%
Nonperforming assets / assets	2.49%	2.43%	2.09%	2.49%	2.09%
Allowance for loan losses	$10,584	$11,171	$10,115	$10,584	$10,115
Valuation reserve	$482	$492	$1,258	$482	$1,258
Allowance for loan losses with valuation reserve	$11,066	$11,663	$11,373	$11,066	$11,373

Allowance for loan losses / loans	1.45%	1.49%	1.25%	1.45%	1.25%
Allowance / nonaccrual loans	52.91%	54.65%	56.04%	52.91%	56.04%
Allowance for loan losses and valuation reserve / loans	1.51%	1.55%	1.40%	1.51%	1.40%
Allowance for loan losses and valuation reserve / nonaccrual loans	55.32%	57.06%	63.01%	55.32%	63.01%

Gross loan charge-offs	$968	$75	$71	$1,778	$2,660
Gross loan (recoveries)	$(10)	$(13)	$(11)	$(77)	$(194)
Net loan charge-offs (recoveries)	$958	$62	$60	$1,701	$2,466

Capital Data and Capital Ratios
Book value per share (1)	$16.03	$16.39	$17.04	$16.03	$17.04
Shares outstanding	3,943,572	3,937,041	3,930,669	3,943,572	3,930,669
Bank Capital Ratios:
Leverage Ratio	9.80%	9.35%	9.28%	9.80%	9.28%
Tier 1 Capital	11.25%	11.08%	10.64%	11.25%	10.64%
Total Risk Based Capital	12.50%	12.33%	11.83%	12.50%	11.83%

(1) Book value per share represents shareholders' equity divided by outstanding shares.

Deposits:

(In thousands)	December 31,	September 30,	December 31,
	2020	2020	2019
Non-interest bearing:
Non-interest bearing	$99,344	$102,004	$88,135
Prepaid DDA	59,332	59,867	-
Total non-interest bearing	158,676	161,871	88,135

Interest bearing:
NOW	30,529	29,518	26,864
Savings	98,635	91,169	64,020
Money market	146,389	142,909	99,115
Certificates of deposit, less than $250,000	160,968	160,610	193,942
Certificates of deposit, $250,000 or greater	49,172	50,359	67,550
Brokered deposits	41,287	90,995	229,909
Total Interest bearing	526,980	565,560	681,400

Total Deposits	$685,656	$727,431	$769,535

Contacts:
Patriot Bank, N.A.	Joseph Perillo	Robert Russell	Michael Carrazza
900 Bedford Street	Chief Financial Officer	President & CEO	Chairman
Stamford, CT 06901	203-252-5954	203-252-5939	203-251-8230
www.BankPatriot.com